Exhibit 99.2

Media Contacts:

Rob Pinkerton, +1 202 803-5292 or rob.pinkerton@morningstar.com

Nadine Youssef, +1 312 696-6601 or nadine.youssef@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Names Kunal Kapoor Chief Executive Officer; Founder Joe Mansueto to Become Executive Chairman

CHICAGO, Sept. 6, 2016—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that its board of directors has appointed Kunal Kapoor, CFA, chief executive officer, effective Jan. 1, 2017. Kapoor, 41, who currently serves as president for Morningstar, has also been appointed to Morningstar’s board of directors, also effective Jan. 1, 2017. Company founder Joe Mansueto will become executive chairman effective Jan. 1, 2017 and will continue to serve as chairman of the board. To limit the number of inside directors, Don Phillips has voluntarily opted to step down from the board, effective Dec. 31, 2016.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “I can’t think of a better person than Kunal to lead Morningstar as we head into the next stage of our company’s innovation and growth. He’s a Morningstar veteran who lives and breathes our mission of creating great products that help investors reach their financial goals. He has a breadth of experience across nearly every area of Morningstar—including research, data and software products, and investment management. Kunal has a unique ability to bring people together to help solve problems for investors, and I’m confident that his energy and management talent will help us drive operational excellence and future growth.”

Mansueto added, “As I turn 60, I’m ready to transition to an executive chairman role. I love the company as much as I did when I started it in 1984 and am just as excited by our prospects as ever. As I mentioned in my memo to employees I’ll still be very involved with Morningstar, but my role will focus more on strategy, capital allocation, advising Kunal and our senior team, and leading our board of directors. I’ve given this change a lot of thought over the past year, and I’m looking forward to having a more flexible schedule and more time to think about investing and technology.”

“I’m incredibly honored and excited to lead Morningstar as we head into our next stage of innovation and growth,” Kapoor said.

“Morningstar’s market position and strategy are compelling, differentiated, and impactful to the lives of millions of investors globally. We have a unique opportunity to leverage our capabilities in research, data, and software to solve problems for investors. As the recent Department of Labor Fiduciary Rule has confirmed, our strong focus on putting investors’ interests first is as relevant as ever. We’ll continue to invest in our workforce, expand our core strengths in design and technology, and build on our strong position in the industry. I’m committed to aligning our operations to accelerate innovation, focus on execution, and drive long-term results for our stakeholders.”

Kapoor originally joined Morningstar as a data analyst in 1997 and has been president of the company since October 2015. In his current role, he is responsible for product development and innovation, sales and marketing, and driving execution and accountability across the company. He previously served as head of global products and client solutions and has served in a variety of other leadership roles for Morningstar, including director of mutual fund analysis, director of business strategy for international operations, president and chief investment officer of Morningstar Investment Services, and head of Morningstar.com and the company’s data business.

As mentioned above, Don Phillips will step down from the board of directors, effective Dec. 31, 2016, and will be succeeded by

Kapoor. He will continue in his role as a managing director for Morningstar, focusing on research innovation. Mansueto added, “Don has been an outstanding board member since we first formed a board in 1999, and his perspective on the industry is second to none. Don is a beloved leader in the Morningstar community, and I am grateful for his commitment to Morningstar’s success.”

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 530,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on nearly 18 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $185 billion in assets under advisement and management as of June 30, 2016. The company has operations in 27 countries.

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©2016 Morningstar, Inc. All Rights Reserved.

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